Exhibit 99.23(e)

DISTRIBUTION AGREEMENT

THIS AGREEMENT is made as of December 1, 2008, between Pax World Funds Trust II, a Massachusetts business trust (the “Fund”) and ALPS Distributors, Inc., a Colorado corporation (“ALPS”).

WHEREAS, the Fund is an open-end diversified investment company offering a number of portfolios of securities, each investing primarily in equity securities selected to reflect the performance of a particular market index, having filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form N-1A under the Securities Act of 1933, as amended (the “1933 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, ALPS is registered as a broker-dealer under the Securities Exchange Act of 1934 (the “1934 Act”) and a member of the Financial Industry Regulatory Authority (“FINRA”);

WHEREAS, the Fund intends to create and redeem shares of beneficial interest, par value $.001 per Share (the “Shares”) of each portfolio on a continuous basis at their net asset value only in aggregations constituting a Creation Unit, as such term is defined in the registration statement;

WHEREAS, the Shares of each portfolio will be listed on the New York Stock Exchange Area (the “NYSE”) and traded under the symbols set forth in Appendix A hereto;

WHEREAS, the Fund desires to retain ALPS to act as the distributor with respect to the issuance and distribution of Creation Units of Shares of each portfolio, hold itself available to receive and process orders for such Creation Units in the manner set forth in the Fund’s prospectus, and to enter into arrangements with broker-dealers who may solicit purchases of Shares and with broker-dealers and others to provide for servicing of shareholder accounts and for distribution assistance, including broker-dealer and shareholder support; and

WHEREAS, ALPS desires to provide the services described herein to the Fund.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties agree as follows.

1.                                       ALPS Appointment and Duties.

(a)                                  The Fund hereby appoints ALPS as the exclusive distributor for Creation Unit aggregations of Shares of each portfolio listed in Appendix A hereto, as may be amended from time to time, and to perform the duties that are set forth in this Agreement, upon the terms and conditions hereinafter set forth.  ALPS hereby accepts such appointment and agrees to furnish such specified services.

2.                                       Definitions.  Wherever they are used herein, the following terms have the following respective meanings:

(a)                                  “1940 Act” means the Investment Company Act of 1940 and the rules and regulations thereunder as amended from time to time;

(b)                                 “Prospectus” means the Prospectus and Statement of Additional Information constituting parts of the Registration Statement of the Fund under the 1933 Act and the 1940 Act as such Prospectus and Statement of Additional Information may be amended or supplemented and filed with the Commission from time to time;

(c)                                  “Registration Statement” means the registration statement most recently filed from time to time by the Fund with the Commission and effective under the 1933 Act and the 1940 Act, as such registration statement is amended by any amendments thereto at the time in effect;

(d)                                 All capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the Registration Statement and the Prospectus.

3.                                       Duties of ALPS.

(a)                                  The Fund grants to ALPS the exclusive right to receive all orders for purchases of Creation Units of each portfolio from participating parties (“Authorized Participants”) which have entered into a participant agreement with ALPS and the transfer agent in accordance with the registration statement (“Participant Agreements”) and to transmit such orders to the Fund in accordance with the registration statement; provided, however, that nothing herein shall affect or limit the right and ability of the Fund to accept deposit securities and related cash components through or outside the clearing process, and as provided in and in accordance with the registration statement.  The Fund acknowledges that ALPS shall not be obligated to accept any certain number of orders for Creation Units and nothing herein shall prevent the Distributor from entering into like distribution arrangements with other investment companies.

(b)                                 ALPS agrees to act as agent of the Fund with respect to the continuous distribution of Creation Units of the Fund as set forth in the registration statement and in accordance with the provisions thereof.  ALPS further agrees as follows:  (a) ALPS shall enter into Participant Agreements among Authorized Participants, ALPS, and the transfer agent in accordance with the registration statement; (b) ALPS shall generate and transmit confirmations of Creation Unit purchase order acceptances to the purchaser; (c) ALPS shall deliver copies of the prospectus to purchasers of such Creation Units at or before the time of transmission of the confirm, and, upon request, the statement of additional information, each in accordance with applicable law; and (d) ALPS shall maintain telephonic, facsimile and/or access to direct computer communications links with the transfer agent.

(c)                                  (i)  ALPS agrees to use all reasonable efforts, consistent with its other business, to facilitate the purchase of Creation Units through Authorized Participants in accordance with the procedures set forth in the prospectus and participant agreements.

(ii)  ALPS shall, at its own expense, execute selected or soliciting dealer agreements with registered broker-dealers and other eligible entities providing for the purchase of Creation Units of Shares of the Fund and related promotional activities, in the forms as approved by the Board of Trustees of the Fund.  The Fund shall not furnish or cause to be furnished to any person or display or publish any information or materials relating to the Fund (including, without limitation, promotional materials and sales literature, advertisements, press releases, announcements, statements, posters, signs or other similar material), except such information and materials that have been approved in writing by ALPS.  Furthermore, ALPS shall clear and file all advertising, sales, marketing and promotional materials of the Funds with FINRA.

(d)                                 All activities by ALPS and its agents and employees which are primarily intended to result in the sale of Creation Units shall comply with the registration statement, the instructions of the Board of Trustees of the Fund and all applicable laws, rules and regulations including, without limitation, all rules and regulations made or adopted pursuant to the 1940 Act by the SEC or any securities association registered under the 1934 Act, including FINRA and the NYSE.

(e)                                  Except as otherwise noted in the registration statement, the offering price for all Creation Units of Shares will be the aggregate net asset value of the Shares per Creation Unit of the portfolio, as determined in the manner described in the registration statement.

(f)                                    If and whenever the determination of net asset value is suspended and until such suspension is terminated, no further orders for Creation Units will be processed by ALPS except such unconditional orders as may have been placed with ALPS before it had knowledge of the suspension.  In addition, the Fund reserves the right to suspend sales and ALPS’ authority to process orders for Creation Units on behalf of the Fund, upon due notice to ALPS, if, in the judgment of the Fund, it is in the best interests of the Fund to do so.  Suspension will continue for such period as may be determined by the Fund.

(g)                                 ALPS is not authorized by the Fund to give any information or to make any representations other than those contained in the registration statement or prospectus or contained in shareholder reports or other material that may be prepared by or on behalf of the Fund for ALPS’ use.  ALPS shall be entitled to rely on and shall not be responsible in any way for information provided to it by the Fund and its respective service providers and shall not be liable or responsible for the errors and omissions of such service providers, provided that the foregoing shall not be construed to protect ALPS against any liability to the Fund of the Fund’s shareholders to which ALPS would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

(h)                                 The Board of Trustees shall approve the form of any participant agreement to be entered into by ALPS.

(i)                                     At the request of the Fund, ALPS shall enter into agreements, in the form specified by the Fund, with participants in the system for book-entry of The Depository Trust Company and the NSCC as described in the prospectus.

(j)                                     ALPS shall ensure that all direct requests for prospectuses, statements of additional information and periodic fund reports, as applicable, are fulfilled.  In addition, ALPS shall arrange to provide the NYSE (and any other national stock exchange on which the Shares may be listed) with copies of prospectuses to be provided to purchasers in the secondary market.  ALPS will generally make it known in the brokerage community that prospectuses and statements of additional information are available, including by (i) advising the NYSE on behalf of its member firms of the same, (ii) making such disclosure in all marketing and advertising materials prepared and/or filed by ALPS with FINRA, and (iii) as may otherwise be required by the SEC.

(k)                                  ALPS agrees to make available, at the Fund’s request, one or more members of its staff to attend Board meetings of the Fund in order to provide information with regard to the ongoing distribution process and for such other purposes as may be requested by the Board of Trustees of the Fund.

(l)                                     ALPS will review all sales and marketing materials for compliance with applicable laws and conditions of any applicable exemptive order, and file such materials with FINRA when necessary or appropriate.  All such sales and marketing materials must be approved, in writing, by ALPS prior to use.

4.                                       ALPS Compensation; Expenses.

(a)                                  The Adviser will pay to ALPS all fees and expenses pursuant to the terms of any fee letter in effect for the Fund.

(b)                                 ALPS will bear the following costs and expenses relating to the distribution and Creation Units of the Fund; (a) the costs of processing and maintaining records of creations of Creation Units; (b) the costs of maintaining the records required of a broker-dealer registered under the 1934 Act; (c) the expenses of maintaining its registration or qualification as a dealer or broker under federal or state laws; and (d) all other expenses incurred in connection with the distribution services contemplated herein, except as specifically provided in this Agreement.

5.                                       Documents.  The Fund has furnished or will furnish, upon request, ALPS with copies of the Fund’s Declaration of Trust, advisory agreement, custodian agreement, transfer agency agreement, administration agreement, current prospectus, statement of additional information, periodic Fund reports, and all forms relating to any plan, program or service offered by the Fund.  The Fund shall furnish, within a reasonable time period, to ALPS a copy of any amendment or supplement to any of the above-mentioned documents.  Upon request, the Fund shall furnish promptly to ALPS any additional documents necessary or advisable to perform its functions hereunder.  As used in this Agreement the terms “registration statement,” “prospectus” and “statement of additional information” shall mean any registration statement, prospectus and statement of additional information filed by the Fund with the SEC and any amendments and supplements thereto that are filed with the SEC.

6.                                       Insurance.  ALPS agrees to maintain fidelity bond and liability insurance coverages which are, in scope and amount, consistent with coverages customary for distribution activities related to the Fund.  ALPS shall notify the Fund upon receipt of any notice of material, adverse change in the terms or provisions of its insurance coverage.  Such notification shall include the date of change and the reason or reasons therefor.  ALPS shall notify the Fund of any material claims against it, whether or not covered by insurance, and shall notify the Fund from time to time as may be appropriate of the total outstanding claims made by it under its insurance coverage.

7.                                       Right to Receive Advice.

(a)                                  Advice of the Fund and Service Providers.  If ALPS is in doubt as to any action it should or should not take, ALPS may request directions, advice, or instructions from the Fund or, as applicable, the Fund’s investment adviser, custodian, or other service providers.

(b)                                 Advice of Counsel.  If ALPS is in doubt as to any question of law pertaining to any action it should or should not take, ALPS may request advise from counsel of its own choosing (who may be counsel for the Fund, the Fund’s investment adviser, or ALPS, at the option of ALPS).

(c)                                  Conflicting Advice.  In the event of a conflict between directions, advice or instructions ALPS receives from the Fund or any service provider and the advice ALPS receives from counsel, ALPS may in its sole discretion rely upon and follow the advice of counsel.  ALPS will provide the Fund with prior written notice of its intent to follow advice of counsel that is materially inconsistent with directions, advice or instructions from the Fund.  Upon request, ALPS will provide the Fund with a copy of such advice of counsel.

8.                                       Standard of Care; Limitation of Liability; Indemnification.

(a)                                  ALPS shall be obligated to act in good faith and to exercise commercially reasonable care and diligence in the performance of its duties under this Agreement.

(b)                                 The Fund agrees to indemnify and hold harmless ALPS and each of the directors, officers, agents and employees and any person who controls ALPS within the meaning of Section 15 of the 1933 Act (any of ALPS, their officers, agents, employees and directors or such control persons, for purposes of this paragraph, an “Indemnitee”) against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damage or expense and reasonable counsel fees incurred in connection therewith) arising out of or based upon the claim that the Registration Statement, Prospectus, shareholder reports or other information filed or made public by the Fund (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein (and in the case of the Prospectus, in light of the circumstances under which they were made) not misleading under the 1933 Act, or any other statute or the common law.  However, the Fund does not agree to indemnify ALPS or hold it harmless to the extent that the statement or omission was made in reliance upon, and in conformity with information furnished to the Fund by or on behalf of ALPS.  The Fund will also not indemnify any Indemnitee with respect to any untrue statement or omission made in the Registration Statement or Prospectus that is subsequently corrected in such document (or an amendment thereof or supplement thereto) if a copy of the Prospectus (or such amendment or supplement) was not sent or given to the person asserting any such loss, liability, claim, damage or expense at or before the written confirmation to such person in any case where such delivery is required by the 1933 Act and the Fund had notified ALPS of the amendment or supplement prior to the sending of the confirmation.  In no case (i) is the indemnity of the Fund in favor of any Indemnitee to be deemed to protect the Indemnitee against any liability to the Fund or its shareholders to which the Indemnitee would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is the Fund to be liable under its indemnity agreement contained in this paragraph with respect to any claim made against any Indemnitee unless the Indemnitee shall have notified the Fund in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon Indemnitee (or after Indemnitee shall have received notice of service on any designated agent).  However, failure to notify the Fund of any claim shall not relieve the Fund from any liability which it may have to any Indemnitee against whom such action is brought otherwise than on account of its indemnity agreement contained in this paragraph.  The Fund shall be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any claims, but if the Fund elects to assume the defense, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to Indemnitee, defendant or defendants in the suit.  In the event Indemnitee, defendant or defendants in the suit ???.  In the event the Fund elects to assume the defense of any suit and retain counsel, Indemnitee, defendant or defendants in the suit, shall bear the fees and expenses of any additional counsel retained by them.

If the Fund does not elect to assume the defense of any suit, it will reimburse the Indemnitee, defendant or defendants in the suit, for the reasonable fees and expenses of any counsel retained by them.  The Fund agrees to notify ALPS promptly of the commencement of any litigation or proceedings against it or any of its officers or trustees in connection with the issuance or sale of any of the Creation Units or the Shares.

(c)                                  ALPS agrees to indemnify and hold harmless the Fund and each of its Trustees and officers and any person who controls the Fund within the meaning of Section 15 of the 1933 Act (for purposes of this paragraph, the Fund and each of its Trustees and officers and its controlling persons are collectively referred to as the “Fund Affiliates) against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages or expense and reasonable counsel fees incurred in connection therewith) which the Fund Affiliate may incur under the 1933 Act or any other statute or common law, but only to the extent that such loss, liability, claim, damages or expenses shall arise out of or be based upon (i) the allegation of any wrongful act of ALPS or any of its employees or (ii) allegation that the Registration Statement, Prospectus, shareholder reports or other information filed or made public by the Fund (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements not misleading, insofar as the statement or omission was made in reliance upon, and in conformity with information furnished to the Fund by or on behalf of ALPS.  In no case (i) is the indemnity of ALPS in favor of any Fund Affiliate to be deemed to protect any Fund Affiliate against any liability to the Fund or its security holders to which such Fund Affiliate would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of it duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is ALPS to be liable under its indemnity agreement contained in this paragraph with respect to any claim made against any Fund Affiliate unless the Fund Affiliate shall have notified ALPS in writing of the claim within a reasonable time after the summons or the first written notification giving information of the nature of the claim shall have been served upon the Fund Affiliate (or after the Fund Affiliate shall have received notice of service on any designated agent).  However, failure to notify ALPS of any claim shall not relieve ALPS from any liability which it may have to the Fund Affiliate against whom the action is brought otherwise than on account of its indemnity agreement contained in this paragraph.  ALPS shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce the claim, but if ALPS elects to assume the defense, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the Fund, its officers and Board and to any controlling person or persons, defendant or defendants in the suit.  In the event that Distributor elects to assume the defense of any suit and retain counsel, the Fund or controlling person or any suit and retain counsel, the Fund or controlling person or persons, defendant or defendants in the suit, shall bear the fees and expenses of any additional counsel retained by them.  If ALPS does not elect to assume the defense of any suit, it will reimburse the Fund, its officers and Board or controlling person or persons, defendant or defendants in the suit, for the reasonable fees and expenses of any counsel retained by them.  ALPS agrees to notify the Fund promptly of the commencement of any litigation or proceedings against it in connection with the issuance and sale of any of the shares.

(d)                                 No indemnified party shall settle any claim against it for which it intends to seek indemnification from the indemnifying party, under the terms of section 8(b) or 8(c) above, without the prior written notice to and consent from the indemnifying party, which consent shall not be unreasonably withheld.  No indemnified or indemnifying party shall settle any claim unless the settlement contains a full release of liability with respect to the other party in respect of such action.  This section 8 shall survive the termination of this Agreement.

9.                                       Activities of ALPS.  The services of ALPS under this Agreement are not to be deemed exclusive, and ALPS shall be free to render similar services to others.  The Fund recognizes that from time to time directors, officers and employees of ALPS may serve as directors, officers and employees of other corporations or businesses (including other investment companies) and that such other corporations and businesses may include ALPS as part of their name and that ALPS and its affiliates may enter into distribution agreements or other agreements with such other corporations and businesses.

10.                                 Accounts and Records.  The accounts and records maintained by ALPS shall be the property of the Fund.  ALPS shall prepare, maintain and preserve such accounts and records as required by the 1940 Act and other applicable securities laws, rules and regulations.  ALPS shall surrender such accounts and records to the Fund, in the form in which such accounts and records have been maintained or preserved, promptly upon receipt of instructions from the Fund.  The Fund shall have access to such accounts and records at all times during ALPS’ normal business hours.  Upon the reasonable request of the Fund, copies of any such books and records shall be provided by ALPS to the Fund at the Fund’s expense.  ALPS shall assist the Fund, the Fund’s independent auditors, or, upon approval of the Fund, any regulatory body, in any requested review of the Fund’s accounts and records, and reports by ALPS or its independent accountants concerning its accounting system and internal auditing controls will be opens to such entities for audit or inspection upon reasonable request.

11.                                 Confidential and Proprietary Information.  ALPS agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all records and information relative to the Fund and its current and former shareholders and other information germane thereto, as confidential and as proprietary information of the Fund and not to use, sell, transfer, or divulge such information or records to any person for any purpose other than performance of its duties hereunder, except after prior notification to and approval in writing from the Fund, which approval shall not be unreasonably withheld.  Approval may not be withheld where ALPS may be exposed to civil, regulatory, or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when requested by the Fund.  When requested to divulge such information by duly constituted authorities, ALPS shall use reasonable commercial efforts to request confidential treatment of such information.  ALPS shall have in place and maintain physical, electronic, and procedural safeguards reasonably designed to protect the security, confidentiality, and integrity of, and to prevent unauthorized access to or use of records and information relating to the Fund and its current and former shareholders.

12.           Compliance with Rules and Regulations.  ALPS shall comply (and to the extent ALPS takes or is required to take action on behalf of the Fund hereunder shall cause the Fund to comply) with all applicable requirements of the 1940 Act and other applicable laws, rules, regulations, orders and code of ethics, as well as all investment restrictions, policies and procedures adopted by the Fund of which ALPS has knowledge (it being understood that ALPS is deemed to have knowledge of all investment restrictions, policies or procedures set out in the Fund’s public filings or otherwise provided to ALPS).  Except as set out in this Agreement, ALPS assumes no responsibility for such compliance by the Fund.  ALPS shall maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the services provided, and shall provide to the Fund a certification to such effect no less than annually or as otherwise reasonably requested by the Fund.  ALPS shall make available its compliance personnel and shall provide at its own expense summaries and other relevant materials relating to such program as reasonably requested by the Fund.

13.           Representations and Warranties of ALPS.  ALPS represents and warrants to the Fund that:

(a)           It is duly organized and existing as a corporation and in good standing under the laws of the State of Colorado.

(b)           It is empowered under applicable laws and by its Articles of Incorporation and By-laws to enter into and perform this Agreement.

(c)           All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

(d)           It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement in accordance with industry standards.

(e)           ALPS has conducted a review pursuant to Statement on Auditing Standards 70, Part II (“SAS 70”) as of the end of the 2007 calendar year and has made available to the Fund a report of such review and any updates thereto.  Every year ALPS shall conduct a review pursuant to SAS 70 and will make available to the Fund for inspection a report of such review and any updates thereto.  ALPS shall immediately notify the Fund of any changes in how it conducts its business that would materially change the results of its most recent SAS 70 review and any other changes to ALPS’ business that would affect the business of the Fund or the Fund’s investment adviser.

14.           Representations and Warranties of the Fund.  The Fund represents and warrants to ALPS that:

(a)           It is a trust duly organized and existing and in good standing under the laws of the Commonwealth of Massachusetts and is registered with the SEC as an open-end diversified management investment company.

(b)           It is empowered under applicable laws and by its Declaration of Trust and By-laws to enter into and perform this Agreement.

(c)           The Board of Trustees of the Fund has duly authorized it to enter into and perform this Agreement.

(d)           Notwithstanding anything in this Agreement to the contrary, the Fund agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of ALPS hereunder without the prior written approval of ALPS, which approval shall not be unreasonably withheld or delayed.

15.           Duties of the Fund.

(a)           ALPS and the Fund shall regularly consult with each other regarding ALPS’ performance of its obligations under this Agreement.  In connection therewith, the Fund shall submit to ALPS at a reasonable time in advance of filing with the SEC reasonably final copies of any amended or supplemented registration statement (including exhibits) under the 1933 Act and the 1940 Act; provided, however, that nothing contained in this Agreement shall in any way limit the Fund’s right to file at any time such amendments to any registration statement and/or supplements to any prospectus or statement of additional information, of whatever character, as the Fund may deem advisable, such right being in all respects absolute and unconditional.

(b)           The Fund agrees to issue Creation Unit aggregations of Shares of the Fund and to request The Depository Trust Company to record on its books the ownership of such Shares in accordance with the book-entry system procedures described in the prospectus in such amounts as ALPS has requested through the transfer agent in writing or other means of data transmission, as promptly as practicable after receipt by the Fund of the Requisite deposit securities and cash component (together with any fees) and acceptance of such order, upon the terms described in the Registration Statement.  The Fund may reject any order for Creation Units or stop all receipts of such orders at any time upon reasonable notice to ALPS, in accordance with the provisions of the Prospectus.

(c)           The Fund agrees that it will take all action necessary to register an indefinite number of Shares under the 1933 Act.  The Fund shall make available to ALPS, at ALPS’ expense, such number of copies of its prospectus, statement of additional information, and periodic reports as ALPS may reasonably request.  The Fund will furnish to ALPS copies of all information, financial statements and other papers, which ALPS may reasonably request for use in connection with the distribution of Creation Units.  The Fund shall keep ALPS informed of the jurisdictions in which Shares of the Fund are authorized for sale and shall promptly notify ALPS of any change in this information.  ALPS shall not be liable for damages resulting from the sale of Shares in authorized jurisdictions where ALPS had no information from the Fund that such sale or sales were unauthorized at the time of such sale or sales.

(d)           The Fund agrees to execute any and all documents and to furnish any and all information and otherwise to take all actions that may be reasonably necessary in connection with the qualification of the Shares for sale in such states as ALPS may designate.  The Fund will keep ALPS informed of the jurisdictions in which Creation Units of the Fund are authorized for sale and shall promptly notify ALPS of any change in this information.

16.           Anti-Money Laundering.  ALPS agrees to maintain an anti-money laundering program in compliance with Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA Patriot Act”) and all applicable laws and regulations promulgated thereunder.  ALPS confirms that, as soon as possible, following the request from the Fund, ALPS will supply the Fund with copies of ALPS’ anti-money laundering policy and procedures, and such other relevant certifications and representations regarding such policy and procedures as the Fund may reasonably request from time to time.

17.           Liaison with Accountants.  ALPS shall act as a liaison with the Fund’s independent public accountants and shall provide account analysis, fiscal year summaries, and other audit-related schedules with respect to the services provided to the Fund.  ALPS shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants as reasonably requested or required by the Fund.

18.           Business Interruption Plan.  ALPS shall maintain in effect a business interruption plan, and enter into any agreements necessary with appropriate parties making reasonable provisions for emergency use of electronic data processing equipment customary in the industry.  In the event of equipment failures, ALPS shall, at no additional expense to the Fund, take commercially reasonable steps to minimize service interruptions.

19.           Duration and Termination of this Agreement.

(a)           Initial Term.  This Agreement shall become effective as of the date first written above (the “Start Date”) and shall continue thereafter throughout the period that ends two (2) years after the Start Date (the “Initial Term”).

(b)           Renewal Term:  If not sooner terminated, this Agreement shall renew at the end of the Initial Term and shall thereafter continue for successive annual periods, provided such continuance is specifically approved at least annually (i) by the Fund’s Board of Trustees or (ii) by a vote of a majority of the outstanding voting securities of the relevant portfolio of the Fund, provided that in either event the continuance is also approved by the majority of the Trustees of the Fund who are not interested persons (as defined in the 1940 Act) of any party to this Agreement by vote cast in person at a meeting called for the purpose of voting on such approval.

(c)           This Agreement is terminable without penalty on sixty (60) days’ written notice by the Fund’s Board of Trustees, by vote of the holders of a majority of the outstanding voting securities of the relevant portfolio, or by ALPS.

(d)           Deliveries Upon Termination.  Upon termination of this Agreement, ALPS agrees to cooperate in the orderly transfer of distribution duties and shall deliver to the Fund or as otherwise directed by the Fund (at the expense of the Fund) all records and other documents made or accumulated in the performance of its duties for the Fund hereunder.  In the event ALPS gives notice of termination under this Agreement, it will continue to provide the services contemplated hereunder after such termination at the contractual rate for up to 120 days, provided that the Fund uses all reasonable commercial efforts to appoint such replacement on a timely basis.

20.           Assignment.  This Agreement will automatically terminate in the event of its assignment (as defined in the 1940 Act).  This Agreement shall not be assignable by either Party without the prior written consent of the other.

21.           Governing Law.  The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts and the 1940 Act and the rules thereunder.  To the extent that the laws of the Commonwealth of Massachusetts conflict with the 1940 Act or such rules, the latter shall control.

22.           Names.  The obligations of the Fund entered into in the name or on behalf thereof by any director, shareholder, representative, or agent thereof are made not individually, but in such capacities, and are not binding upon any of the directors, shareholders, representatives or agents of the Fund personally, but bind only the property of the Fund, and all persons dealing with the Fund must look solely to the property of the relevant series of the Fund for the enforcement of any claims against such series.

23.           Amendments to this Agreement.  This Agreement may only be amended by the parties in writing.

24.           Notices.  All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To ALPS:

ALPS Distributors, Inc.

1625 Broadway,  Suite 2200

Denver, Colorado 80202

Attn:  General Counsel

Fax:  (303) 623-7850

To the Fund:

Pax World Management Corp.

30 Penhallow Street, Suite 400

Portsmouth, NH 03801

Attn:  John Boese

Fax:  (603) 431-1975

25.           Counterparts.  This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

26.           Entire Agreement.  This Agreement embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof; provided, however, that ALPS may embody in one or more separate documents its agreement, if any, with respect to delegated duties and oral instructions.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

A copy of the Agreement and Declaration of Trust of the Trust, as amended or restated from time to time, is on file with the Secretary of Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed on behalf of the Trust by an officer or trustee of the Trust in his or her capacity as an officer or trustee of the Trust and not individually and that the obligations of or arising out of this Agreement are not binding upon any of the trustees, officers or shareholders individually but are binding only upon the assets and property of the Trust.  Furthermore, notice is given that the assets and liabilities of each series of the Trust are separate and distinct and that the obligations of or arising out of this Agreement with respect to the series of the Trust are several and not joint, and to the extent not otherwise reasonably allocated among such series by the trustees of the Trust, shall be deemed to have been allocated in accordance with the relative net assets of such series, and the Trustees agree not to proceed against any series for the obligations of another series.

PAX WORLD FUNDS TRUST II

By:	/s/ Joseph F. Keefe
Name:	Joseph F. Keefe
Title:	President & CEO

ALPS DISTRIBUTORS, INC.

By:	/s/ Thomas A. Carter
Name:	Thomas A. Carter
Title:	President

APPENDIX A

LIST OF PORTFOLIOS

ESG Shares FTSE KLD North American Sustainability Index Fund

ESG Shares FTSE KLD Europe Asia Pacific Sustainability Index Fund

ESG Shares FTSE Environmental Technologies (ET50) Index Fund